Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES DECISION

TO EXIT UNION AND GILA RIVER POWER STATIONS

Company to record an after-tax impairment charge up to $780-million

TAMPA, February 5, 2004—TECO Energy, Inc. (NYSE:TE) today announced its decision to exit from its ownership of the Union and Gila River projects and to cease further funding of these plants. TECO Energy, as the equity investor, and the project companies that own the two large plants have reached an understanding on a letter of intent with the lending bank group that provided the non-recourse project financing for these projects that contemplates negotiation of an agreement for the purchase and sale or other agreement to transfer ownership of the plants to these banks. As part of the contemplated transaction, the outstanding non-recourse project debt (owed by the project companies) would be satisfied. The decision to end the ownership of the plants and cease further funding is not, however, dependent on reaching final agreement with the lenders for a consensual transfer. Even without such an agreement, the project companies, which are currently indirect subsidiaries of TECO Energy, could pursue other disposition alternatives that would ultimately end TECO Energy’s ownership of the plants.

TECO Energy Chairman and CEO Robert Fagan said, “This is the most significant step in our back-to-basics strategy, refocusing on our regulated Florida utilities. This decision formalizes our intent to exit these merchant projects and to make no additional investment in them.

“Union and Gila River are state-of-the-art combined-cycle plants providing energy that is cleaner and more efficiently produced than many of the older plants currently operating in the markets that they serve. I believe that over the long term these plants will provide good value to their ultimate owners. Unfortunately, in the interim, we cannot continue to support these plants,” Fagan added.

Fagan went on to say, “Our decision to invest in these plants was made more than three years ago based on the outlook for vibrant, competitive energy markets. Since then, for a variety of reasons, policy makers have retreated from mandating wholesale competition, supplies currently exceed demand, and economic growth has been less robust. In short, the market conditions we anticipated at the time we made our sizeable investments in merchant power have not materialized.”

Letter of Intent:

The steering committee of banks representing the larger bank group for the Union and Gila River projects has approved a non-binding letter of intent containing a binding Settlement Agreement, and is recommending adoption by the bank group. Under the agreement, TECO Energy and the project companies will work toward a definitive agreement with the lending banks for a purchase and sale or other agreement to transfer of the ownership of the projects to the lending banks in exchange for a release of all obligations under the project loan agreements. The letter of intent specifies target dates for a definitive agreement by June 30, 2004 and for closing by September 30, 2004. The Settlement Agreement provides for the treatment of the $66 million of letters of credit posted by TECO Energy under the Construction Undertaking, with $35 million to be drawn for the benefit of the project companies and the remaining $31 million of letters of credit to be cancelled and returned to TECO Energy. Under the letter of intent, all parties have specified a target completion of due diligence for final acceptance under the construction and undertaking contracts for both projects within 45 days; however, TECO Energy and the project companies will remain responsible to address certain permit issues at the Gila River project. TECO Energy will make no new investment in the projects. Since the projects have achieved commercial operation on all facilities at Union and Gila River, TECO Energy believes it has met all but limited warranty and final acceptance responsibilities to the project companies. TECO Energy and various of its subsidiaries plan to continue to provide services and continue to provide expertise and operating support to help the project companies operate the facilities consistent with past practices at least through the completion of the transfer of ownership. The lending banks and TECO Energy and its affiliates have reserved their rights to assert certain claims they may have against one another until a definitive agreement is reached.

Expiration of Suspension / Standstill Agreement:

The letter of intent permits the parties to reserve their rights against each other, including with respect to TECO Energy’s failure to comply with the 3.0 times EBITDA-to-interest ratio coverage requirement in the TECO Energy Construction Undertakings for the quarters ending Sept. 30 and Dec. 31, 2003 (a cross default to the non-recourse credit agreements) that were covered by the Suspension Agreement, which has expired, and the failure of the project companies to make interest payments on the non-recourse project debt and settlement payments under interest rate swap agreements due Dec. 31, 2003 when the project lenders declined to fund the debt service reserve.

As a result, the lending bank group could seek to exercise remedies against the project companies as a result of defaults in connection with the non-recourse project debt, including accelerating the non-recourse debt, foreclosing on the project collateral and suspending further funding. While there can be no assurance that the banks group will not exercise these rights, TECO Energy believes that the lending bank group would prefer to effect a consensual transfer in accordance with the letter of intent.

Accounting Treatment:

Based on TECO Energy’s short-term view of these projects and its efforts to dispose of them, TECO Energy’s consolidated financial results will include, as of Dec. 31, 2003, an asset impairment of up to $780 million, after tax, for previous investments to reflect adjustments to the value of the subsidiaries that own the interests in the two plants. These after–tax impairment charges include the asset valuation adjustments resulting in the write off of the full equity investment in the facilities, costs related to the related accelerated impact of the change in hedge accounting for interest rate swaps and a related valuation allowance for certain state tax benefits. The Union and Gila River power stations will be considered “Held for Sale” and will be included in discontinued operations for income statement purposes, and the assets and liabilities will be separately stated as “Held for Sale” on the balance sheet.

Consistent with the company’s statements in October, TECO Energy’s financial reporting will include revised segment disclosures. The domestic merchant generation operations, which include the Dell, McAdams, Frontera, Commonwealth Chesapeake and TIE plants will be reported as the TECO Wholesale Generation (TWG) segment. The operating plants with long-term power sales agreements and overseas utility investments, which include Hamakua in Hawaii and the Guatemalan operations including the San Jose and Alborada power stations and the ownership interest in the Guatemalan distribution utility EEGSA, will be reported in the ‘Other Unregulated’ segment.

As of Dec. 31, 2003, after giving effect to the impairment charges, TECO Energy was in compliance with its 65 percent debt-to-total capital financial covenant at 62 percent. In order to provide contingent liquidity in the event that the required debt-to-total capital should not be met, resulting in the company’s existing $350 million bank credit facility being unavailable, TECO Energy arranged in December a $200 million standby credit facility secured with the capital stock of TECO Transport Corporation that would become effective in the event that the debt-to-total capital ratio exceeded 65 percent. The company does not anticipate exceeding the 65 percent limit and activating this facility.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

TECO Energy is a diversified energy-related holding company headquartered in Tampa. TECO Energy’s independent power subsidiary, formerly known as TECO Power Services, is now known as TECO Wholesale Generation. TECO Energy’s other principal businesses are Tampa Electric, Peoples Gas System, TECO Transport, TECO Coal and TECO Solutions.

Note: This press release may be deemed to contain forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors that could impact actual results include (i) the company’s ability to successfully obtain the requisite lender consents and reach agreement and closing with the lending bank group to transfer the facilities to the lenders and (ii) the uncertainties that would exist in the absence of a consensual transfer of the projects to the lenders, including any bankruptcy or other insolvency proceeding that might be commenced by or against the project companies and a potential impact on the accounting treatment for the projects as discontinued operations depending upon the ultimate terms of a transaction to dispose of the projects. Other factors include the company’s ability to comply with the 65 percent debt-to-total capital covenant in its bank credit facility, successfully achieve final acceptance of the power plants, obtain the modifications of the permits at the Gila River Power Station and defend any claims that may be asserted by the bank lending group or others relating to the project obligations. Additional information is contained under “Investment Considerations” in the company’s Annual Report on Form 10-K for the period ended December 31, 2002 and under “Risk Factors” in the company’s prospectus supplement filed with the Securities and Exchange Commission on September 11, 2003.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com